[Sutherland, Asbill & Brennan LLP]





           CONSENT OF SUTHERLAND, ASBILL & BRENNAN LLP


          We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Post-Effective Amendment No. 3 to the Registration Statement on Form S-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 33-94858).
In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                         SUTHERLAND, ASBILL & BRENNAN LLP



                         By:    /s/ Kimberly J. Smith

                              Kimberly J. Smith


Washington, D.C.
April 29, 1998